AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 17, 1995
                                         REGISTRATION NO. 33-___________
=========================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               -----------------
                     GENERAL MOTORS ACCEPTANCE CORPORATION
            A NEW YORK CORPORATION -- I.R.S. EMPLOYER NO. 38-0572512

3044 WEST GRAND BOULEVARD                    767 FIFTH AVENUE
 DETROIT, MICHIGAN 48202                 NEW YORK, NEW YORK 10153
     (313-556-5000)                            (212-418-6120)

                               AGENT FOR SERVICE

                      JEROME B. VAN ORMAN, VICE PRESIDENT

                     GENERAL MOTORS ACCEPTANCE CORPORATION
       3044 WEST GRAND BOULEVARD, DETROIT, MICHIGAN 48202 (313-556-1508)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after the effective date of this Registration Statement.
                                               -----------------
         IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX.
/ /

         IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                        CALCULATION OF REGISTRATION FEE
==============================================================================
   Title of                            Proposed     Proposed
  Each Class           Amount to be     Maximum     Maximum
 of Securities         Registered (1)   Offering    Aggregate    Amount of
     to be                               Price      Offering   Registration Fee
   Registered                           Per Unit    Price (2)
------------------------------------------------------------------------------
Medium-Term Notes, Due from
Nine Months to Thirty Years
from Date of Issue     $5,187,215,500    100%     $5,187,215,500    $1,788,695
==============================================================================

Or, if any Debt Securities (1) are denominated or payable in a foreign or composite currency or currencies, such principal amount as shall result in an aggregate initial offering price equivalent to $10,000,000,000, at the time of initial offering, (2) are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $10,000,000,000, or (3) are issued with their principal amount payable at maturity to be determined with reference to a currency exchange rate or other index, such principal amount as shall result in an aggregate initial offering price of $10,000,000,000.

         (1) The amount of Medium-Term Notes being registered, together with $4,812,784,500 remaining Medium-Term Notes registered on February 2, 1995 (Registration No. 33-55799), represents the maximum aggregate principal amount of Medium-Term Notes which, on October 17, 1995, are expected to be offered for sale.

         (2) Estimated solely for the purpose of determining the amount of the registration fee.

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this Registration Statement also relates to debt securities of the registrant remaining unissued under Registration Statement No. 33-55799.
                                            ---------------------------
   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
                              U.S.$10,000,000,000
                     GENERAL MOTORS ACCEPTANCE CORPORATION
                               MEDIUM-TERM NOTES
            DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE

         General Motors Acceptance Corporation (the "Company") may offer from time to time its Medium-Term Notes Due from Nine Months to Thirty Years from Date of Issue (the "Notes"). The Notes offered by this Prospectus will be limited to up to U.S.$10,000,000,000 aggregate initial offering price or the equivalent thereof in other currencies, including composite currencies such as the European Currency Unit ("ECU") (the "Specified Currency"). The Notes will be offered at varying maturities due from nine months to thirty years from the date of issue (the "Issue Date"), as selected by the purchaser and agreed to by the Company, and may be subject to redemption at the option of the Company or repayment at the option of the holder thereof prior to the maturity date thereof (as further defined herein, the "Maturity Date"). Each Note will be denominated in U.S. dollars or in the Specified Currency, as set forth in a Pricing Supplement (the "Pricing Supplement") to this Prospectus. See "Important Currency Exchange Information" and "Risk Factors-Foreign Currency Risks."

         The interest rate on each Note will be either a fixed rate established by the Company at the Issue Date of such Note (a "Fixed Rate Note"), which may be zero in the case of certain Notes issued at a price representing a discount from the principal amount payable upon the Maturity Date, or at a floating rate as set forth therein and specified in the applicable Pricing Supplement (a "Floating Rate Note"). A Fixed Rate Note may pay a level amount in respect of both interest and principal amortized over the life of the Note (an "Amortizing Note"). See "Description of Notes-Fixed Rate Notes" and "Description of Notes-Floating Rate Notes." The principal amount payable at the Maturity Date of, or any interest and premium, if any, on, a Note, or both, may be determined by reference to one or more Specified Currencies (a "Currency Indexed Note"), or by reference to the price of one or more specified securities or commodities or to one or more securities or commodities exchange indices or other indices or by other methods (an "Indexed Note," such term to include Currency Indexed Notes) as described in the applicable Pricing Supplement. See "Description of Notes-Currency Indexed Notes," "Description of Notes-Other Indexed Notes and Certain Terms Applicable to All Indexed Notes" and "Risk Factors-Indexed Notes Risks."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY PRICING SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------
             PRICE TO            AGENT' DISCOUNTS            PROCEEDS TO
            PUBLIC (1)(2)       AND COMMISSIONS (2)(3)    COMPANY (2)(3)(4)
Per           100.00%                .05% - .60%             99.95% - 99.40%
Note

Total   U.S. $10,000,000,000     U.S.$5,000,000 -         U.S.$9,995,000,000 -
                                 U.S.$60,000,000          U.S.$9,940,000,000

===============================================================================

(1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be issued at 100% of their principal amount.

(2)      Or the equivalent thereof in the Specified Currency.

(3) The commission payable to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Brothers Inc, Morgan Stanley & Co. Incorporated, Lehman Brothers, Lehman Brothers Inc.,
         J. P.Morgan Securities Inc., Bear, Stearns & Co. Inc. and UBS Securities Inc. (collectively, "the Agents") for each Note sold through such Agent will be computed based upon the Price to Public of such Note and will depend on such Note's Maturity Date. The Company also may sell Notes to an Agent, as principal for its own account for resale to one or more investors and other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by such Agent, or if so agreed, at a fixed public offering price. No commission will be payable on any Notes sold directly to purchasers by the Company. The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See
         "Plan of Distribution."


(4) Before deducting expenses payable by the Company estimated at $2,500,000.

                            ------------------------
                              Merrill Lynch & Co.
                              Salomon Brothers Inc
                       Morgan Stanley & Co. Incorporated
                                Lehman Brothers
                          J. P. Morgan Securities Inc.
                            Bear, Stearns & Co. Inc.
                              UBS Securities Inc.

October  , 1995.

         Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note (other than an Amortizing Note) is payable semiannually each April 1 and October 1 (a "Semiannual Pay Note") or, if annually, each October 1 (an "Annual Pay Note"), as selected by the purchaser and agreed to by the Company, and at Maturity (as defined herein). Interest on each Floating Rate Note is payable on the dates set forth herein and in the applicable Pricing Supplement. Amortizing Notes will pay principal and interest semiannually each April 1 and October 1, or quarterly each January 1, April 1, July 1 and October 1, and, in either case, at Maturity, or otherwise, as specified in the applicable Pricing Supplement. See "Description of Notes-Payment of Principal and Interest." Interest rates, interest rate formulae and other variable terms are subject to change by the Company, but no change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

         The Notes may be issued in whole or in part in the form of one or more global Notes to be deposited with or on behalf of The Depository Trust Company ("DTC") or other depositary (DTC or such other depositary as is specified in the applicable Pricing Supplement is herein referred to as the "Depositary") and registered in the name of the Depositary's nominee. Beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and, with respect to the beneficial owners' interests, by the Depositary's participants. Notes will not be issuable as certificated Notes except under the limited circumstances described herein. See "Description of Notes-Delivery and Form."

         Unless otherwise specified in the applicable Pricing Supplement, Notes will be issued only in registered form in minimum denominations of U.S.$5,000 (and any amount in excess thereof that is an integral multiple of U.S.$1,000) or, in the case of Notes denominated in a Specified Currency other than U.S. dollars, the authorized denominations set forth in the applicable Pricing Supplement. See "Description of Notes-General." Unless otherwise specified in the applicable Pricing Supplement, the Notes may not be redeemed by the Company or repaid at the option of the holder prior to their Maturity. See "Description of Notes-Redemption and Repayment." Notes will be transferable without service charge.

         The Specified Currency, any applicable interest rate or formula, the issue price, the Maturity Date, any interest payment dates, any principal payment dates, any redemption and/or repayment provisions, whether such Note is a Fixed Rate Note, a Floating Rate Note, an Amortizing Note or an Indexed Note, and any other terms applicable to each Note and established at the time of offering, unless otherwise described herein, will be described in the applicable Pricing Supplement.

         The Notes are being offered on a continuous basis for sale by the Company through one or more of the Agents listed below and each of the Agents has agreed to use its reasonable best efforts to solicit offers to purchase the Notes. In addition, the Notes may be sold by the Company to any Agent as principal for its own account for resale to one or more investors and other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by such Agent, or, if so agreed, at a fixed public offering price. The Notes may also be sold by the Company directly to purchasers through its office at the address set forth on Page x of the Prospectus. In addition, the Company may arrange for the Notes to be sold through other agents, dealers or underwriters. Unless otherwise specified in an applicable Pricing Supplement, the Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered hereby will be sold or that there will be a secondary market for the Notes. The Agents have advised the Company that they may from time to time purchase and sell Notes in the secondary market, but the Agents are not obligated to do so. No termination date for the offering of the Notes has been established. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or the Agent that solicits any offer may reject such offer in whole or in part. See "Plan of Distribution."

         No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus and any Pricing Supplement in connection with the offer contained in this Prospectus and any Pricing Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or by any Agent. Neither the delivery of this Prospectus and any Pricing Supplement nor any sale made thereunder shall, under any circumstances, create any implication that the information therein is correct at any time subsequent to the date thereof. This Prospectus and any Pricing Supplement shall not constitute an offer to sell or a solicitation of an offer to buy any of the Notes offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.


                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company with the Commission can be inspected, and copies may be obtained at prescribed rates, at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, New York, New York 10048. Reports and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Notes. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the year ended December 31, 1994 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995 filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act are incorporated by reference in this Prospectus.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference in this Prospectus and to be a part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

THE COMPANY WILL PROVIDE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST, TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED ABOVE WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. SUCH REQUEST SHOULD BE DIRECTED TO:

                            G. E. GROSS, COMPTROLLER
                     GENERAL MOTORS ACCEPTANCE CORPORATION
                      3044 WEST GRAND BOULEVARD, ANNEX 103
                            DETROIT, MICHIGAN 48202
                                 (313) 556-1240

                                  RISK FACTORS

         THIS PROSPECTUS DOES NOT DESCRIBE ALL OF THE RISKS OF AN INVESTMENT IN NOTES THAT RESULT FROM SUCH NOTES BEING DENOMINATED OR PAYABLE IN OR DETERMINED BY REFERENCE TO A CURRENCY OR COMPOSITE CURRENCY OTHER THAN UNITED STATES DOLLARS OR TO ONE OR MORE INTEREST RATES, CURRENCIES, OR OTHER INDICES OR FORMULAS, EITHER AS SUCH RISKS EXIST AT THE DATE OF THIS PROSPECTUS OR AS THEY MAY CHANGE FROM TIME TO TIME. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN SUCH NOTES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS OR TRANSACTIONS INVOLVING THE APPLICABLE INTEREST RATE, CURRENCY, OR OTHER INDICES OR FORMULAS.

RISKS ASSOCIATED WITH EXCHANGE RATES AND EXCHANGE CONTROLS

         An investment in Notes that are denominated in, or the payment of which is related to the value of, a Specified Currency other than U.S. dollars ("Foreign Currency Notes") entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Similarly, an investment in a Currency Indexed Note entails significant risks that are not associated with a similar investment in non-Indexed Notes. See "Risk Factors-Indexed Notes Risks." Such risks include, without limitation, the possibility of significant changes in the rate of exchange between United States dollars and such Specified Currency (and, in the case of Currency Indexed Notes, the rate of exchange between the Specified Currency and the Indexed Currency for such Currency Indexed Note), changes resulting from official redenomination with respect to a Specified Currency (or, in the case of each Currency Indexed Note, with respect to the Specified Currency or the Indexed Currency therefor) and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on economic and political events over which the Company has no control. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies, and between certain foreign currencies and other foreign currencies, have been highly volatile and such volatility may be expected in the future. The exchange rate between the U.S. dollar and a foreign currency or composite currency is at any moment a result of the supply and demand for such currency or the currencies comprising such composite currency, and changes in the rate result over time from the interaction of many factors, among which are rates of inflation, interest rate levels, balance of payments and the extent of governmental surpluses or deficits in the countries of such currencies. These factors are in turn sensitive to the monetary, fiscal and trade policies pursued by such governments and those of other countries important to international trade and finance. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Foreign Currency Note or any Currency Indexed Note.

         Depreciation of the Specified Currency for a Foreign Currency Note against U.S. dollars would result in a decrease in the effective yield of such Foreign Currency Note below its applicable interest rate and, in certain circumstances, could result in a loss to the investor on a U.S. dollar basis. Similarly, depreciation of the Denominated Currency with respect to a Currency Indexed Note against the applicable Indexed Currency would result in the principal amount payable with respect to such Currency Indexed Note at the Maturity Date being less than the Face Amount of such Currency Indexed Note which, in turn, would decrease the effective yield of such Currency Indexed Note below its stated interest rate and, in certain circumstances, could also result in a loss of all or a substantial portion of the principal of such Note to the investor. See "Description of Notes---Currency Indexed Notes."

         Governments have from time to time imposed, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a Specified Currency at the time of payment of principal of, premium, if any, or interest, if any, on, a Foreign Currency Note. There can be no assurances that exchange controls will not restrict or prohibit payments of principal, and premium, if any, or interest, if any, in any Specified Currency other than U.S. dollars. In addition to the risks associated with relative currency valuations discussed above, the imposition of exchange controls might impact the liquidity of any Note denominated in, or the value of which is linked to, a foreign currency. Even if there are no actual exchange controls, it is possible that the Specified Currency for such Note would not be available to the Company when payments on such Note are due because of circumstances beyond the control of the Company. In that event, the Company will make required payments in U.S. dollars on the basis described herein. See "Description of Notes---Payment Currency" and "Description of Notes---Currency Indexed Notes--Payment of Principal and Interest."

         The information set forth in this Prospectus is directed to prospective purchasers who are residents of the United States, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, premium, if any, and interest, if any, on, the Notes. Persons who are not residents of the United Sates should consult their own legal advisors with regard to such matters.

         Pricing Supplements relating to Foreign Currency Notes or Currency Indexed Notes will contain information concerning historical exchange rates for the applicable Specified Currency against the U.S. dollar or other relevant currency, (including in the case of Currently Indexed Notes, the applicable Indexed Currency), a description of the currency or currencies and any exchange controls affecting such currency or currencies. The information contained therein concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

RISKS ASSOCIATED WITH INDEXED NOTES

         An investment in Notes indexed, as to principal or interest, or both, to one or more values of currencies (including exchange rates between currencies), commodities or interest rate indices entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. If the interest rate of such a Note is so indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued at the same time, including the possibility that no interest will be paid, and, if the principal amount payable at maturity may be less than the original purchase price of such Note if allowed pursuant to the terms of such Note, including the possibility that no principal will be paid. The secondary market for such Notes will be affected by a number of factors, independent of the creditworthiness of the issuer and the value of the applicable currency, commodity or interest rate index, including the volatility of the applicable currency, commodity or interest rate index, the time remaining to the Maturity of such Notes, the amount outstanding of such Notes and market interest rates. The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the principal amount or interest payable with respect to such Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index will be increased. The historical experience of the relevant currencies, commodities or interest rate indices should not be taken as an indication of future performance of such currencies, commodities or interest rate indices during the term of any Note. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in such Notes and the suitability of such Notes in light of their particular circumstances.

JUDGMENTS

         The Notes will be governed by and construed in accordance with the laws of the State of New York. In the event an action based on Notes denominated in a Specified Currency other than U.S. dollars were commenced in a court in the United States, it is likely that such court would grant a judgment relating to the Notes only in U.S. dollars. If an action based on Notes denominated in a Specified Currency other than U.S. dollars were commenced in a New York court, however, such court would render or enter a judgment or decree in the Specified Currency. Such judgment would then be converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree.

EFFECT OF OPTIONAL REDEMPTION

         Any optional redemption of Notes might affect the market value of such Notes. Since the Company may be expected to redeem such Notes when prevailing interest rates are relatively low, an investor might not be able to reinvest the redemption proceeds at an effective interest rate as high as the interest rate on such Notes.

NO ESTABLISHED TRADING MARKET

         The Notes will not have an established trading market when issued, and there can be no assurance of a secondary market for the Notes or the continued liquidity of such market if one develops. See "Plan of Distribution."

CREDIT RATINGS

         Any credit ratings assigned to the Company's medium-term note program may not reflect the potential impact of all risks related to structure and other factors on the market value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of such Notes in light of their particular circumstances.

                          PRINCIPAL EXECUTIVE OFFICES

         General Motors Acceptance Company has its principal office at 767 Fifth Avenue, New York, New York 10153(Tel. No. 212-418-6120) and administrative offices at 3044 West Grand Boulevard, Detroit, Michigan 48202 (Tel.No. 313-556-5000).

                       RATIO OF EARNINGS TO FIXED CHARGES


     SIX MONTHS ENDED
           JUNE 30                    YEARS ENDED DECEMBER 31
       1995   1994          1994        1993       1992       1991       1990
       ----   ----          ----        ----       ----       ----       ----
       1.35   1.34          1.33        1.33       1.35       1.23       1.23


         The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by the fixed charges. This ratio includes the earnings and fixed charges of the Company and its consolidated subsidiaries; fixed charges consist of interest, debt discount and expense and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

USE OF PROCEEDS

         The net proceeds from the sale of the Notes will be added to the general funds of the Company and will be available for the purchase of receivables, the making of loans or the repayment of debt. Such proceeds initially may be used to reduce short-term borrowings or invested in short-term securities.

                              DESCRIPTION OF NOTES

         The terms and conditions set forth herein will apply to each Note unless otherwise specified herein or in the applicable Pricing Supplement and in such Note.

         Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars, and payment of principal of, premium, if any, and interest, if any, on, the Notes will be made in U.S. dollars. If any
Note is not to be denominated in U.S. dollars, the applicable Pricing Supplement will specify the currency or currencies, including composite currencies such as the ECU, in which such Note is to be denominated (the "Specified Currency") and, if different, the currency or currencies in which the principal, premium, if any, and interest, if any, with respect to such Note are to be paid, along with any other terms relating to the non-U.S. dollar denomination, including exchange rates for the Specified Currency as against the U.S. dollar at selected times during the last five years, and any exchange controls or other foreign currency risks relating to such Specified Currency. See "Foreign Currency Risks."

GENERAL

         The Notes will be limited to U.S.$10,000,000,000 aggregate initial offering price, or the equivalent thereof in one or more Specified Currencies. The Notes will be issued under an Indenture dated as of December 1, 1993 between the Company and Citibank, N.A., as Trustee, as supplemented from time to time (the "Indenture"). The Indenture does not limit the amount of additional unsecured indebtedness ranking equally and ratably with the Notes that the Company may incur and the Company may, from time to time, without the consent of the holders of the Notes, provide for the issuance of Notes under the Indenture in addition to the U.S.$10,000,000,000 aggregate initial offering price of the Notes offered hereby. The U.S. dollar equivalent of Notes denominated in a Specified Currency other than U.S. dollars will be determined on the Business Day (as defined below) prior to the date of acceptance by the Company for a purchase of Notes, on the basis of the Market Exchange Rate (as defined below) for such Specified Currency. The statements herein concerning the Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Whenever particular provisions of the Indenture or defined terms contained in the Indenture are referred to, such provisions and defined terms are incorporated herein by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

         The Notes will constitute unsecured and unsubordinated indebtedness of the Company and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Company.

         Notes will be offered on a continuing basis and will mature on any day nine months to thirty years from the Issue Date, as selected by the purchaser and agreed to by the Company. Each Note will bear interest from the Issue Date (as defined below) at either (a) a fixed rate ("Fixed Rate Notes"), which may be zero in the case of a Note issued at an Issue Price (as defined below) representing a substantial discount from the principal amount payable upon the Maturity Date (a "Zero-Coupon Note") or (b) a floating rate or rates determined by reference to one or more Base Rates (as defined herein), which may be adjusted by a Spread and/or Spread Multiplier (each as defined below) ("Floating Rate Notes").

         Each Note will be issued in fully registered form without coupons and will be represented by a global Note registered in the name of a nominee of the Depositary. Except as set forth herein, Notes will be issuable only in global form. See "Description of Notes-Delivery and Form" below. Notes, except as described below under "Description of Notes-Delivery and Form." All Notes issued on the same day and having the same terms (including, but not limited to, the same designation, the same currency, Interest Payment Dates (as defined below), rate of interest, Maturity Date and redemption or repayment provisions) may be represented by a single Note. A beneficial interest in a Note will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary or its participants. Payments of the principal of, premium, if any, and interest, if any, on, Notes represented by a Note will be made by the Company or its paying agent to the Depositary or its nominee. Unless otherwise specified in the applicable Pricing Supplement, DTC will be the Depositary. See "Description of Notes-Delivery and Form."

         Unless otherwise specified in the applicable Pricing Supplement, the authorized denominations of Notes denominated in U.S. dollars will be U.S.$5,000 and any amount in excess thereof that is an integral multiple of U.S.$1,000. The authorized denominations of Notes denominated in a Specified Currency other than U.S. dollars will be as set forth in the applicable Pricing Supplement.

         Interest Rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of the Notes purchased in any single transaction.

         The principal amount of the Notes will be payable at Maturity at the Corporate Trust Office of Citibank, N.A., Corporate Trust Services, 111 Wall Street, 5th Floor, New York, New York 10043, or at such other place as the Company may designate.

         Unless otherwise specified in the applicable Pricing Supplement, the Notes may not be redeemed by the Company, or repaid at the option of the holder, or both, prior to their Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, the Notes, other than Amortizing Notes, will not be subject to any sinking fund. See "Description of Notes-Redemption and Repayment."

         Unless otherwise specified in the applicable Pricing Supplement, the amount of any Original Issue Discount Note (as such term is defined in "Description of Notes - Original Issue Discount Notes") payable in the event of redemption by the Company, repayment at the option of the holder or acceleration of Maturity, in lieu of the stated principal amount due at the Maturity Date, will be the Amortized Face Amount of such Original Issue Discount Note as of the date of such redemption, repayment or acceleration. For the purposes of determining whether holders of the requisite amount of Notes outstanding under the Indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of any Original Issue Discount Note shall be deemed to be the Amortized Face Amount. The "Amortized Face Amount" of an Original Issue Discount Note shall be the amount equal to (a) the Issue Price of an Original Issue Discount Note set forth in the applicable Pricing Supplement plus (b) the portion of the difference between the Issue Price and the principal amount of such Original Issue Discount Note that has accrued at the yield to maturity set forth in the Pricing Supplement (computed in accordance with generally accepted United States bond yield computation principles) at the date as of which the Amortized Face Amount is calculated, but in no event shall the Amortized Face Amount of such Original Issue Discount Note exceed its stated principal amount. See also "United States Federal Taxation - Tax Consequences to U.S. Holders-Original Issue Discount Notes."

         Unless otherwise specified herein, the Pricing Supplement relating to each Note or Notes will describe the following terms, as applicable: (1) the Specified Currency with respect to such Note (and, if such Specified Currency is other than U.S. dollars, certain other terms relating to such Note); (2) whether such Note is a Fixed Rate Note, a Floating Rate Note, an Amortizing Note or a Zero-Coupon Note or other Original Issue Discount Note; (3) whether such Note is a Currency Indexed Note or other Indexed Note, and if so the special terms thereof; (4) the price (which may be expressed as a percentage of the aggregate initial public offering price thereof) at which such Note will be issued to the public (the "Issue Price"); (5) the date on which such Note will be issued to the public (the "Issue Date"); (6) the Maturity Date of such Note; (7) if such
Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any (the "Interest Rate"); (8) if such Note is a Floating Rate Note, the Base Rate or Rates, the Initial Interest Rate or formula for determining such, the Interest Reset Period, the Interest Reset Dates, the Interest Payment Period, the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate and the Minimum Interest Rate, if any, and the Spread and/or Spread Multiplier, if any (all as defined herein), and any other terms relating to the particular method of calculating the Interest Rate for such Note; (9) if such Note is an Amortizing Note, whether payments of principal thereof and interest thereon will be made quarterly or semiannually, and the redemption or repayment information in respect thereof; (10) whether the interest rate on such Note may be reset upon the occurrence of certain events or at the option of the Company; (11) whether such Note may be redeemed at the option of the Company, or repaid at the option of the holder, prior to its Maturity Date, and if so, the provisions relating to such redemption or repayment; (12) certain special United States Federal income tax consequences of the purchase, ownership and disposition of certain Notes, if any; and (13) any other terms of such Note not inconsistent with the provisions of the Indenture.

GLOSSARY

         Reference is made to the Indenture and the forms of Notes filed as exhibits to the Registration Statement to which this Prospectus relates for the full definition of certain of the terms used in this Prospectus, as well as any capitalized terms used herein for which no definition is provided. Set forth below are definitions of certain terms used in this Prospectus with respect to the Notes.

         "Business Day" with respect to any Note means, unless otherwise specified in the applicable Pricing Supplement, any day, other than a Saturday or Sunday, that meets each of the following applicable requirements: such day is
(a) not a day on which banking institutions are authorized or required by law, regulation or executive order to be closed in The City of New York, (b) if the
Note is denominated in a Specified Currency other than U.S. dollars or ECU, (x) not a day on which banking institutions are authorized or required by law, regulation or executive order to close in the Principal Financial Center of the country issuing the Specified Currency and (y) a day on which banking institutions in such Principal Financial Center are carrying out transactions in such Specified Currency, (c) if the Note is denominated in ECU, an ECU clearing day, as determined by the ECU Banking Association in Paris, (d) if the Note is denominated in a composite currency other than ECU, as specified in the applicable Pricing Supplement and (e) with respect to London Inter Bank Offer Rate Notes (LIBOR Notes), is also a London Banking Day. "London Banking Day" means any day on which dealings in deposits in the Index Currency are transacted in the London interbank market. "Principal Financial Center" will generally be the capital city of the country of the Specified Currency, except that with respect to U.S. dollars and ECUs, the Principal Financial Center shall be The City of New York and Luxembourg, respectively;

         "Interest Payment Date" with respect to any Note means a date (other than at Maturity) on which, under the terms of such Note, regularly scheduled interest shall be payable;

         "Maturity Date" with respect to any Note means the date on which such Note will mature, as specified thereon, and "Maturity" means the date on which the principal of a Note or an installment of principal becomes due and payable in full in accordance with its terms and the terms of the Indenture, whether at its Maturity Date or by declaration of acceleration, call for redemption at the option of the Company, repayment at the option of the holder, or otherwise;

         "Regular Record Date" with respect to any Interest Payment Date for Fixed Rate Notes means, unless otherwise specified in the applicable Pricing Supplement, the date (whether or not a Business Day) which is the fifteenth day of the calendar month preceding such Interest Payment Date. "Regular Record Date" with respect to any Interest Payment Date for Notes other than Fixed Rate Notes means, unless otherwise specified in the Applicable Pricing Supplement, the date (whether or not a Business Day) 15 calendar days prior to such Interest Payment Date.

         References herein to "U.S. dollars" or "U.S.$" or "$" are to the currency of the United States of America.

DELIVERY AND FORM

         Upon issue, all Fixed Rate Notes having the same Issue Date, interest rate, if any, amortization schedule, if any, Maturity Date and other terms, if any, will be represented by one or more fully registered global Notes (the "Global Notes") and all Floating Rate Notes having the same Issue Date, Initial Interest Rate, Base Rate, Interest Period, Interest Payment Dates, Index Maturity, Spread and/or Spread Multiplier, if any, Minimum Interest Rate, if any, Maximum Interest Rate, if any, Maturity Date and other terms, if any, will be represented by one or more Global Notes; provided, however, that no single Global Note shall exceed U.S.$200,000,000. Each such Global Note representing Notes will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or a nominee thereof.

         The Depository Trust Company ("DTC") will be the initial Depositary with respect to the Notes. DTC has advised the Company and the Agents that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants. The rules applicable to DTC and its participants are on file with the Commission.

         Upon the issuance by the Company of Notes represented by a Global Note, the Depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Notes represented by such Global Note beneficially owned by such participants. The accounts to be credited shall be designated by the Agents of such Notes, or the Company, if such Notes are offered and sold directly by the Company, as the case may be. Ownership of beneficial interests in a Global Note will be limited to participants or persons that hold interests through participants. Ownership of beneficial interests in Notes represented by a Global Note or Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to interests of participants in the Depositary), or by participants in the Depositary or persons that may hold interests through such participants (with respect to persons other than participants in the Depositary). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

         So long as the Depositary for a Global Note, or its nominee, is the registered owner of the Global Note, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in Notes represented by a Global Note or Notes will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

         Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture or a Global Note. The Company understands that under existing policy of the Depositary and industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in such a Global Note desires to give any notice or take any action which a holder is entitled to give or take under the Indenture or a Global Note, the Depositary would authorize the participants holding the relevant beneficial interests to give such notice or take such action. Any beneficial owner that is not a participant must rely on the contractual arrangements it has directly, or indirectly through its financial intermediary, with a participant to give such notice or take such action.

         Payments of principal of, premium, if any, and interest, if any, on, the Notes represented by a Global Note registered in the name of the Depositary or its nominee will be made by the Company through the Trustee to the Depositary or its nominee, as the case may be, as the registered owner of a Global Note. None of the Company, the Trustee, any Paying Agent or any other agent of the Company will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that the Depositary, upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of a Global Note, will immediately credit the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Global Note as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in a Global Note will be governed by standing customer instructions and customary practices as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such participants.

         If the Depositary is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Exchange Act and a successor depository registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, the Company will issue certificated Notes in exchange for all the Global Notes. In addition, the Company may at any time and in its sole discretion determine not to have the Notes represented by the Global Note and, in such event, will issue certificated Notes in exchange for all the Global Notes. In either instance, an owner of a beneficial interest in a Global Note will be entitled to have certificated Notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such certificated Notes. Such certificated Notes shall be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from participants with respect to beneficial interests in such Global Notes. Certificated Notes so issued will be issued in denominations of U.S.$5,000 or more (in multiples of U.S.$1,000) and will be issued in registered form only, without coupons. No service charge will be made for any transfer or exchange of such certificated Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.07 of the Indenture.)

PAYMENT CURRENCY

         Unless otherwise specified in the applicable Pricing Supplement, and except as otherwise described herein with respect to Currency Indexed Notes, principal, and premium, if any, and interest, if any, will be paid by the Company in U.S. dollars in the manner described in the following paragraphs, even if a Note is denominated in a Specified Currency other than U.S. dollars; provided, however, that the holder of such Note may (unless the Pricing Supplement and the Note so indicate otherwise) elect to receive all such payments in such Specified Currency (subject to certain conditions described at "Foreign Currency Risks-Payment Currency") by delivery of a written request to the Company's paying agent (the "Paying Agent") in The City of New York. Any such election must be received by the Paying Agent on or prior to the applicable Regular Record Date or at least 15 calendar days prior to Maturity, as the case may be, and no such election or change of election may be made with respect to payments on any Note with respect to which (i) an Event of Default has occurred,
(ii) the Company has exercised any of its discharge or defeasance options or
(iii) the Company has given a notice of redemption. Such election shall remain in effect unless and until changed by written notice to the Paying Agent, but the Paying Agent must receive written notice of any such change on or prior to the applicable Regular Record Date or at least 15 calendar days prior to Maturity, as the case may be. Until the Notes are paid or payment thereof is provided for, the Company will, at all times, maintain a Paying Agent in The City of New York capable of performing the duties described herein to be performed by the Paying Agent. The Company has initially appointed Citibank, N.A., New York, New York as Paying Agent under the Indenture. The Company will notify the holders of the Notes in accordance with the Indenture of any change in the Paying Agent or its address. Except as may otherwise be provided in a Pricing Supplement with respect to Foreign Currency Notes, all currency exchange costs will be borne by the Company unless any holder of a Note has made the election referred to in the proviso in the first sentence in this paragraph. In the case of such election, each electing holder of a Note shall bear the currency exchange costs related to such Note, if any, by deductions from the payments otherwise due such holder.

         Unless otherwise specified in the applicable Pricing Supplement, in the case of a Note denominated in a Specified Currency other than U.S. dollars, the amount of U.S. dollar payments in respect of such Note will be determined by the Company or an agent for the Company as specified in the applicable Pricing Supplement (the "Exchange Rate Agent"), based on the indicative quotation in The City of New York selected by such Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date that yields the largest number of U.S. dollars upon conversion of the Specified Currency. Unless otherwise specified in the applicable Pricing Supplement, such selection shall be made from among the quotations appearing on the bank composite or multi-contributor pages of the Reuters Monitor Foreign Exchange Service, or if not available, the Telerate Monitor Foreign Exchange Service. If such quotations are unavailable from either such foreign exchange service, such election shall (unless otherwise specified in the applicable Pricing Supplement) be made from the quotations received by the Exchange Rate Agent from three recognized foreign exchange dealers in The City of New York selected by the Exchange Rate Agent and approved by the Company (one of which may be the Exchange Rate Agent) (the "Exchange Rate") for the purchase by the quoting dealer, for settlement on such payment date, of the Specified Currency for U.S. dollars. If no such bid quotations are available, payments will be made in the Specified Currency unless such Specified Currency is unavailable due to the imposition of exchange controls or to other circumstances beyond the Company's control or is no longer used by the government of the country issuing such Specified Currency or for the settlement of transactions by public institutions of or within the international banking community, in which case the Company will be entitled to make payments in U.S. dollars on the basis of the noon buying rate in The City of New York for cable transfers in the Specified Currency as certified for customs purposes by the Federal Reserve Bank of New York (the "Market Exchange Rate") for such Specified Currency on the second Business Day prior to such payment date, or on such other basis as shall be specified in the applicable Pricing Supplement. In the event such Market Exchange Rate is not then available, the Company will be entitled to make payments in U.S. dollars (i) if such Specified Currency is not a composite currency, on the basis of the most recently available Market Exchange Rate for such Specified Currency or (ii) if such Specified Currency is a composite currency, including without limitation, ECU, in an amount determined by the Exchange Rate Agent to be the sum of the results obtained by multiplying the number of units of each component currency of such composite currency, as of the most recent date on which such composite currency was used, by the Market Exchange Rate for such component currency on the second Business Day prior to such payment date (or if such Market Exchange Rate is not then available, by the most recently available Market Exchange Rate for such component currency, or as otherwise specified in the applicable Pricing Supplement). Any payment made under such circumstances in U.S. dollars where the required payment is in a Specified Currency other than U.S. dollars will not constitute an Event of Default.

         Unless otherwise specified in the applicable Pricing Supplement, if a holder of a Note denominated in a foreign currency other than ECU shall have elected to receive payments of principal of, and premium, if any, and interest, if any, on such Note in such foreign currency as described above, and such foreign currency is unavailable as of the due date for any such payments because of the imposition of exchange controls or other circumstances beyond the Company's control, or is no longer used by the government of the country issuing such foreign currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments due on that due date with respect to such Note shall be made in U.S. dollars until such foreign currency is available or is so used. The amount so payable on any date in such foreign currency shall be converted into U.S. dollars at a rate determined by the Exchange Rate Agent on the basis of the most recently available Market Exchange Rate or as otherwise specified in the applicable Pricing Supplement.

         Unless otherwise specified in the applicable Pricing Supplement, if a holder of a Note denominated in ECU shall have elected to receive payments of principal of and premium, if any, and interest, if any, on such Note in ECU as described above, and ECU are unavailable as of the due date for any such payments because of the imposition of exchange controls or other circumstances beyond the Company's control, or is no longer used in the European Monetary System, then all payments due on that due date with respect to such Note shall be made in U.S. dollars until the ECU is available or is so used. The amount so payable on any date in ECU shall be converted into U.S. dollars at a rate determined by the Exchange Rate Agent as of the second Business Day prior to the date on which such payment is due on the following basis: The component currencies of the ECU for this purpose shall be the currency amounts that were components of the ECU as of the last date on which ECU were used in the European Monetary System. The equivalent of ECU in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of such component currencies. The U.S. dollar equivalent of each of such component currencies shall be determined by the Exchange Rate Agent on the basis of the most recently available Market Exchange Rate for each such component currency, or as otherwise indicated in the applicable Pricing Supplement.

         If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of that currency as a component shall be replaced by the amounts of such two or more currencies having an aggregate value on the date of division equal to the amount of the former component currency immediately before such division.

         All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion (except to the extent expressly provided herein that any determination made by an Exchange Rate Agent that is not the Company is subject to approval by the Company) and, in the absence of manifest error, shall be conclusive for all purposes and binding on holders of the Notes.

         Each Note will provide that, in the event of an official redenomination of a Specified Currency (including, without limitation, an official redenomination of a Specified Currency that is a composite currency) the obligations of the Company with respect to payments on Notes denominated in such Specified Currency shall, in all cases, be deemed immediately following such redenomination to provide for the payment of that amount of redenominated currency representing the amount of such obligations immediately before such redenomination. Except to the extent Currency Indexed Notes provide for the adjustment of the principal amount payable at maturity thereof pursuant to application of the formulae described under "Description of Notes-Currency Indexed Notes-Payment of Principal and Interest," or any other formulae provided for in the applicable Pricing Supplement, Notes will not provide for any adjustment to any amount payable under the Notes as a result of (a) any change in the value of a Specified Currency relative to any other currency due solely to fluctuations in exchange rates or (b) any redenomination of any component currency of any composite currency (unless such composite currency is itself officially redenominated).

         Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. In addition, banks do not generally offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, payments on Notes made in a Specified Currency other than U.S. dollars will be made from an account with a bank located outside the United States, unless otherwise specified in the applicable Pricing Supplement.

INTEREST AND PRINCIPAL PAYMENTS

         Except as described below and unless otherwise specified in the applicable Pricing Supplement, interest on the Notes and principal of Amortizing Notes (in each case other than interest or, in the case of Amortizing Notes, principal paid at Maturity), will be paid by mailing a check (unless otherwise specified in the applicable Pricing Supplement, from an account at a bank located outside the United States if such check is payable in a currency other than U.S. dollars) to the holder at the address of such holder appearing on the security register of the Company on the applicable Regular Record Date; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, in the case of a Note issued between a Regular Record Date and the Interest Payment Date relating to such Regular Record Date, interest (and, in the case of an Amortizing Note, principal) on such Note for the period beginning on the Issue Date and ending on such Interest Payment Date shall be paid on the Interest Payment Date following the succeeding Regular Record Date to the registered holder on such succeeding Regular Record Date. Notwithstanding the foregoing, a holder of U.S.$10,000,000 or more in aggregate principal amount of Notes of like tenor and term (or a holder of the equivalent thereof in a Specified Currency other than U.S. dollars) shall be entitled to receive such interest (and, in the case of Amortizing Notes, principal payments) in immediately available funds, but only if complete and appropriate instructions have been received in writing by the Paying Agent on or prior to the applicable Regular Record Date. Owners of beneficial interests in a Note will be paid in accordance with the Depositary's and the participant's procedures in effect from time to time as described under "Description of Notes - Delivery and Form." Simultaneously with the election by any holder of a Note to receive payments in a Specified Currency other than U.S. dollars (as provided above), such holder may, if so entitled as described above, elect to receive such payments in immediately available funds by providing complete and appropriate instructions to the Paying Agent, and all payments in respect of principal of, and premium, if any, and interest, if any, on such Note will be made in immediately available funds to an account maintained by the payee with a bank located outside the United States, or as otherwise provided in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, payments of principal, and premium, if any, and interest, if any, at Maturity will be made in immediately available funds (unless otherwise specified in the applicable Pricing Supplement, payable to an account maintained by the payee with a bank located outside the United States if payable in a Specified Currency other than U.S. dollars) upon surrender of the Note at the office of the Paying Agent, provided that the Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. See "Important Currency Exchange Information." Unless otherwise specified in the applicable Pricing Supplement, principal and, premium, if any, and interest, if any, payable at Maturity of a Note will be paid by the Paying Agent by wire transfer in immediately available funds to an account specified by the Depositary. Unless otherwise specified in the applicable Pricing Supplement, payments of interest on a Note, and principal of Amortizing Notes in global form (in each case, other than at Maturity) will be made in same-day funds in accordance with existing arrangements between the Paying Agent and the Depositary. The Company will pay any administrative costs imposed by banks in connection with making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon payments, including, without limitation, any withholding tax, will be borne by the holders of the Notes in respect of which such payments are made.

         Certain Notes, including Original Issue Discount Notes, may be considered to be issued with original issue discount which must be included in income for United States Federal income tax purposes at a constant rate, prior to the receipt of the cash attributable to that income. See "Tax Consequences to U.S. Holders-Original Issue Discount Notes." Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount
Note is declared to be due and payable immediately as described under "Description of Debt Securities-Events of Default," the amount of principal due and payable with respect to such Note shall be limited to the aggregate principal amount of such Note multiplied by the sum of its Issue Price (expressed as a percentage of the aggregate principal amount) plus the original issue discount amortized from the Issue Date to the date of declaration which amortization shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles in effect on the date of declaration). Special considerations applicable to any such Notes will be set forth in the applicable Pricing Supplement.

         The Interest Payment Dates for Fixed Rate Notes shall be as described below under "Fixed Rate Notes," and the Interest Payment Dates for Floating Rate Notes shall be as indicated in the applicable Pricing Supplement.

FIXED RATE NOTES

         Each Fixed Rate Note will bear interest from and including its Issue Date at the rate per annum set forth thereon and in the applicable Pricing Supplement until the principal amount thereof is paid, or made available for payment, in full, except as described below under "Description of Notes-Subsequent Interest Periods" and "Description of Notes-Extension of Maturity." Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note (other than a Zero-Coupon Note or an Amortizing
Note) will be payable, as selected by the purchaser, either semiannually each April 1 and October 1, or annually each October 1, and at Maturity. Unless otherwise specified in the applicable Pricing Supplement, principal of and interest on each Amortizing Note will be payable, as selected by the purchaser, either quarterly each January 1, April 1, July 1 and October 1, or semiannually each April 1 and October 1, as set forth in the applicable Pricing Supplement, and, in either case, at Maturity. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information in respect of each Amortizing Note will be set forth in the applicable Pricing Supplement. Each payment of interest on a Fixed Rate Note shall include accrued interest from and including the Issue Date or from and including the last day in respect of which interest has been paid (or duly provided for), as the case may be, to, but excluding, the Interest Payment Date or date of Maturity, as the case may be.

         Any payment of principal, and premium, if any, or interest required to be made on a Fixed Rate Note on a day which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such day, and no additional interest shall accrue as a result of such delayed payment. Unless otherwise specified in the applicable Pricing Supplement, any interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. The interest rates the Company will agree to pay on newly-issued Fixed Rate Notes are subject to change without notice by the Company from time to time, but no such change will affect any Fixed Rate Notes already issued or as to which an offer to purchase has been accepted by the Company.

FLOATING RATE NOTES

         Except for the period from the Issue Date to the first Interest Reset Date (as defined below) set forth in the applicable Pricing Supplement, each Floating Rate Note will bear interest at a rate determined by reference to either (i) an interest rate base (the "Base Rate"), which may be adjusted by a Spread and/or a Spread Multiplier (each as defined below) or (ii) an interest rate which may be by reference to two or more Base Rates, as adjusted by the corresponding Spread and/or a Spread Multiplier for such related Base Rate or Rates (as will be specified in the applicable Pricing Supplement). The "Spread" is the number of basis points (one basis point equals one hundredth of a percentage point) to be added to or subtracted from the related Base Rate applicable to the interest rate for such Floating Rate Note, and the "Spread Multiplier" is the percentage of the related Base Rate applicable to such Base Rate Note by which said Base Rate is to be multiplied to determine the applicable interest rate on such Floating Rate Note. Each Floating Rate Note and the applicable Pricing Supplement will specify the Index Maturity and the Spread and/or Spread Multiplier, if any, applicable to each such Floating Rate Note. The "Index Maturity" for any Floating Rate Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated and will be specified in the applicable Pricing Supplement. The Spread, Spread Multiplier, Index Maturity and other variable terms of the Floating Rate Notes are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company.

         The applicable Pricing Supplement will designate one of the following Base Rates as applicable to a Floating Rate Note: (a) the Certificate of Deposit Rate (a "CD Rate Note"), (b) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (c) the Federal Funds Rate (a "Federal Funds Rate Note"), (d) LIBOR (a "LIBOR Note"), (e) the Prime Rate (a "Prime Rate Note"), (f) the Treasury Rate (a "Treasury Rate Note"), (g) the CMT Rate ("a CMT Rate Note") or (h) such other Base Rate or interest rate formula as is set forth in such Pricing Supplement and in such Floating Rate Note.

         As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following: (i) a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any Interest Period ("Maximum Interest Rate") and/or (ii) a minimum numerical limitation, or floor, on the rate at which interest may accrue during any Interest Period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by applicable law (including, without limitation, New York law, which is stated to govern the Notes and the Indenture), as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest, with certain exceptions, for any loan in an amount less than U.S.$250,000 is 16% and for any loan in the amount of U.S.$250,000 or more but less than U.S.$2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of U.S.$2,500,000 or more.

         Each Floating Rate Note and the applicable Pricing Supplement will specify whether the rate of interest on such Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (each an "Interest Reset Period") and the date on which such interest rate will reset (each an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the "Interest Reset Date" will be, in the case of Floating Rate Notes that reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, the Tuesday of each week (except as provided below); in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of January, April, July and October; in the case of Floating Rate Notes that reset semiannually, the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes that reset annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect from the Issue Date to the first Interest Reset Date will be the Initial Interest Rate (as defined below). If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding Business Day, except that, in the case of a LIBOR Note, if such Business Day would fall in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day. The interest rate or the formula for establishing the interest rate in effect with respect to a Floating Rate Note from the Issue Date to the first Interest Reset Date (the "Initial Interest Rate") will be specified in the applicable Pricing Supplement.

         Except as provided below, and unless otherwise specified in the applicable Pricing Supplement, interest on Floating Rate Notes will be payable, in the case of Floating Rate Notes with a daily, weekly or monthly Interest Reset Date, on the third Wednesday of each month or on the third Wednesday of January, April, July and October, as specified in the applicable Pricing Supplement; in the case of Floating Rate Notes with a quarterly Interest Reset Date, on the third Wednesday of January, April, July and October; in the case of Floating Rate Notes with a semiannual Interest Reset Date, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes with an annual Interest Reset Date, on the third Wednesday of the month specified in the applicable Pricing Supplement, and in each case at Maturity. Subject to the next succeeding sentence, unless otherwise specified in the applicable Pricing Supplement, if an Interest Payment Date (other than at Maturity) with respect to any Floating Rate Note would fall on a day that is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding Business Day, except that, in the case of LIBOR Notes, if such Business Day would fall in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. Any payment of principal, and premium, if any, and interest required to be made on a Floating Rate Note at Maturity that is not a Business Day will be made on the next succeeding Business Day, with the same force and effect as if made on any such date and no additional interest shall accrue as a result of any such delayed payment.

         Unless otherwise specified in the applicable Pricing Supplement, the interest payable on each Interest Payment Date or at Maturity for Floating Rate Notes will be the amount of interest accrued from and including the Issue Date or from and including the last Interest Payment Date to which interest has been paid to, but excluding, such Interest Payment Date or date of Maturity, as the case may be (an "Interest Period").

         Unless otherwise specified in the applicable Pricing Supplement, with respect to a Floating Rate Note, accrued interest will be calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Unless otherwise specified in the applicable Pricing Supplement, such accrued interest factor will be computed by adding the interest factors calculated for each day in the Interest Period for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable on such day by 360, in the cases of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, Prime Rate Notes and LIBOR Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes. The interest rate applicable to any day that is an Interest Reset Date is the interest rate as determined, in accordance with the procedures hereinafter set forth, with respect to the Interest Determination Date (as defined below) pertaining to such Interest Reset Date. The interest rate applicable to any other day is the interest rate in effect on the immediately preceding Interest Reset Date (or, if none, the Initial Interest Rate).

         Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percent (.0000001), with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or
 .0987655)), and all U.S. dollars amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent or, in the case of Notes denominated other than in U.S. dollars, the nearest unit (with one-half cent or unit being rounded upwards).

         Unless otherwise specified in the applicable Pricing Supplement, the "Interest Determination Date" pertaining to an Interest Reset Date for CD Rate Notes, CMT Rate Notes, Commercial Paper Rate Notes, Prime Rate Notes and Federal Funds Rate Notes will be the second Business Day preceding such Interest Reset Date; the Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day preceding such Interest Reset Date; and the Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which direct obligations of the United States ("Treasury Bills") of the applicable Index Maturity (as specified on the face of such Treasury Rate Note) are auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction falls on a day that is an Interest Reset Date, such Interest Reset Date will be the next following Business Day. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to a Note, the interest rate of which is determined with reference to two or more Base Rates, will be the first Business Day which is at least two Business Days prior to such Interest Reset Date for such Note on which each Base Rate shall be determinable.

         Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," where applicable, pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity as the case may be.

         The applicable Pricing Supplement shall specify a calculation agent (the "Calculation Agent"), which may be the Company, with respect to any issue of Floating Rate Notes. Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to such Floating Rate Note. If at any time the Trustee is not the Calculation Agent, the Company will notify the Trustee of each determination of the interest rate applicable to any such Floating Rate Note.

         The interest rate in effect with respect to a Floating Rate Note from the Issue Date to the first Interest Reset Date will be the Initial Interest Rate. The interest rate for each subsequent Interest Rate Date will be determined by the Calculation Agent as follows:

CD RATE NOTES

         CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

         Unless otherwise specified in the applicable Pricing Supplement, the "CD Rate" means, with respect to any Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit of the applicable Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities," or any successor publication of the Federal Reserve Bank of New York (the "Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either Release H.15(519) or the Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent, after consultation with the Company, for negotiable certificates of deposit of major United States money center banks (in the market for negotiable certificates of deposit) with a remaining maturity closest to the applicable Index Maturity in a denomination of U.S.$5,000,000; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the rate of interest in effect for the applicable period will be the rate of interest in effect on such Interest Determination Date. All references in this Prospectus or any applicable Pricing Supplement to "Release H.15(519)" shall also be references to any successor publication to Release H.15(519).

         CD Rate Notes, like other Notes, are not deposit obligations of a bank and are not insured by the Federal Deposit Insurance Corporation.

COMMERCIAL PAPER RATE NOTES

         Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or the Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

         Unless otherwise specified in the applicable Pricing Supplement, the "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.l5(519) under the heading "Commercial Paper." In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield on such Interest Determination Date of the rate for commercial paper of the applicable Index Maturity as published in the Composite Quotations under the heading "Commercial Paper." If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on such Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent, after consultation with the Company, for commercial paper of the applicable Index Maturity, placed for industrial issuers whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating agency; provided that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as mentioned in this sentence, the rate of interest in effect for the applicable period will be the rate of interest in effect on such Interest Determination Date.

        "Money Market Yield" shall be a yield calculated in accordance with the following formula:

                  Money Market Yield =   D X 360 x 100
                                         -------------
                                         360 - (D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the Interest Period for which interest is being calculated.

FEDERAL FUNDS RATE NOTES

         Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread and/or the Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

         Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on such date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in the Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Federal Funds Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent, after consultation with the Company, as of 9:00 A.M., New York City time, on such Interest Determination Date; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the rate of interest in effect for the applicable period will be the rate of interest in effect on such Interest Determination Date.

LIBOR NOTES

         LIBOR NOTES will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or the Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

         Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined by the Calculation Agent in accordance with the following provisions:

          (i) With respect to an Interest Determination Date relating to a LIBOR Note orany Floating Rate Note for which the interest rate is determined with reference to LIBOR, LIBOR will be either (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following that Interest Determination Date, that appear on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 A.M. London time, on that Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement, the rate for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Banking Day immediately following that Interest Determination Date that appears on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 A.M. London time, on that Interest Determination Date. If fewer than two offered rates appear, or no rate appears, as applicable, LIBOR in respect of the related Interest Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

         (ii) With respect to an Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the applicable Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, after consultation with the Company, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent, after consultation with the Company, for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following the Interest Determination Date, and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined on such Interest Determination Date will be LIBOR in effect on such Interest Determination Date.

         "Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

         "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency or (b) if "LIBOR Telerate" is designated in the applicable Pricing Supplement, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate (and, if the U.S. dollar is the Index Currency, page 3750) had been specified.

PRIME RATE NOTES

         Prime Rate Notes will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or the Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if
any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

         Unless otherwise specified in the applicable Pricing Supplement, the "Prime Rate" means, with respect to any Interest Determination Date, the rate on such date as published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank named on the "Reuters Screen USPRIME1 Page" (as defined below) as such bank's prime rate or base lending rate as in effect for such Interest Determination Date. "Reuters Screen USPRIME1" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks). If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 Page for such Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent, after consultation with the Company. If fewer than two such rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be calculated by the Calculation Agent and will be determined as the arithmetic mean of the prime rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S.$500,000,000 and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent, after consultation with the Company, to provide such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the rate of interest in effect for the applicable period will be the rate of interest in effect on such Interest Determination Date.

TREASURY RATE NOTES

         Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or the Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

         Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the auction held on such Interest Determination Date of direct obligations of the United States ("Treasury Bills") having the Index Maturity designated in the applicable Pricing Supplement, as published in H.l5(519) under the heading "Treasury bills-auction average (investment)" or, if not so published by 9:00 A.M., New York City time on the Calculation Date pertaining to such Interest Determination Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the applicable Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held on such Interest Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent, after consultation with the Company, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the interest rate for the applicable period will be the interest rate in effect on such Interest Determination Date.

CMT RATE NOTES

         Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in the City of New York (which may include the Agent or its affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent, after consultation with the Company, and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in the City of New York (from five such Reference Dealers selected by the Calculation Agent, after consultation with the Company, and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain from five Reference Dealers quotations for the Treasury Note with the shorter remaining term to maturity.

         "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the designated CMT Telerate Page shall be 7052 for the most recent week.

         "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

ORIGINAL ISSUE DISCOUNT NOTES

         Notes may be issued at a price less than their stated redemption price at maturity, other than by an amount which is less than a DE MINIMIS amount (0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity) resulting in such Notes being treated as if they were issued with original issue discount for United States Federal income tax purposes ("Original Issue Discount Notes"). Such Original Issue Discount Notes may currently pay no interest or interest at a rate which at the time of issuance is below market rates. See "United States Federal Taxation - Tax Consequences to U.S. Holders - Original Issue Discount Notes." Certain additional considerations relating to any Original Issue Discount Notes will be described in the Pricing Supplement relating thereto.

CURRENCY INDEXED NOTES

         The Company may from time to time offer Notes as to which the principal amount payable at Maturity and/or the rate of interest thereon is determined by reference to the rate of exchange between the currency or composite currency in which such Notes ("Currency Indexed Notes") are denominated (the "Denominated Currency") and the other currency or currencies or composite currency or composite currencies specified as the Indexed Currency (the "Indexed Currency") in the applicable Pricing Supplement, or as determined in such other manner as may be specified in the applicable Pricing Supplement.

         Unless otherwise specified in the applicable Pricing Supplement, (a) holders of Currency Indexed Notes will be entitled to receive a principal amount in respect of such Currency Indexed Notes exceeding the amount designated as the face amount of such Currency Indexed Notes in the applicable Pricing Supplement (the "Face Amount") if, at Maturity, the rate at which the Denominated Currency can be exchanged for the Indexed Currency is greater than the rate of such exchange designated as the Base Exchange Rate, expressed in units of the Indexed Currency per one unit of the Denominated Currency, in the applicable Pricing Supplement (the "Base Exchange Rate") and (b) holders of Currency Indexed Notes will be entitled to receive a principal amount in respect of such Currency Indexed Notes less than the Face Amount of such Currency Indexed Notes if, at Maturity, the rate at which the Denominated Currency can be exchanged for the Indexed Currency is less than such Base Exchange Rate, in each case determined as described below under "Currency Indexed Notes - Payment of Principal and Interest." Information as to the relative historical value (which information is not necessarily indicative of relative future value) of the applicable Denominated Currency against the applicable Indexed Currency, any exchange controls applicable to such Denominated Currency or Indexed Currency and certain tax consequences to holders will be set forth in the applicable Pricing Supplement. See "Foreign Currency Risks" and "Indexed Notes Risks."

PAYMENT OF PRINCIPAL AND INTEREST

         Unless otherwise specified in the applicable Pricing Supplement, interest will be payable by the Company in the Denominated Currency based on the Face Amount of the Currency Indexed Notes and at the rate and times and in the manner set forth herein and in the applicable Pricing Supplement.

         Unless otherwise specified in the applicable Pricing Supplement, principal of a Currency Indexed Note will be payable by the Company in the Denominated Currency at Maturity. The amount of such principal shall equal the Face Amount of the Currency Indexed Note, plus or minus an amount of the Denominated Currency determined by the Exchange Rate Agent specified in the applicable Pricing Supplement, which may be the Company, by reference to the difference between the Base Exchange Rate and the rate at which the Denominated Currency can be exchanged for the Indexed Currency as determined on the second Exchange Rate day (the "Determination Date") prior to Maturity of such Currency Indexed Note by the Exchange Rate Agent. Such rate of exchange shall be based upon the arithmetic mean of the open market spot offer quotations for the Indexed Currency (spot bid quotations for the Denominated Currency) obtained by the Exchange Rate Agent from the Reference Dealers (as defined below) in The City of New York at 11:00 A.M., New York City time, on the Determination Date, for an amount of Indexed Currency equal to the aggregate Face Amount of such Currency Indexed Note multiplied by the Base Exchange Rate, with settlement at Maturity to be in the Denominated Currency (such rate of exchange, as so determined and expressed in units of the Indexed Currency per one unit of the Denominated Currency, is hereafter referred to as the "Spot Rate"). If such quotations from the Reference Dealers are not available on the Determination Date due to circumstances beyond the control of the Company or the Exchange Rate Agent, the Spot Rate will be determined on the basis of the most recently available quotations from the Reference Dealers. As used herein, the term "Reference Dealers" shall mean the three banks or firms specified as such in the applicable Pricing Supplement or, if any of them shall be unwilling or unable to provide the requested quotations, such other major money center bank or banks in The City of New York selected by the Exchange Rate Agent, in consultation with the Company, to act as Reference Dealer or Dealers in replacement therefor. In the absence of manifest error, the determination by the Exchange Rate Agent of the Spot Rate and the principal amount of Currency Indexed Notes payable at Maturity thereof shall be final and binding on the Company and the holders of such Currency Indexed Notes.

         See "Description of Notes-Payment Currency" for a discussion of the procedures followed by the Exchange Rate Agent if the Denominated Currency of a Currency Indexed Note is unavailable as of the due date for any payment thereon because of the imposition of exchange controls or other circumstances beyond the Company's control or such Denominated Currency is no longer used as discussed therein.

         The formula to be used by the Exchange Rate Agent to determine the principal amount of a Currency Indexed Note payable at Maturity will be specified in the applicable Pricing Supplement.

OTHER INDEXED NOTES AND CERTAIN TERMS APPLICABLE TO ALL INDEXED NOTES

         The Notes may be issued as Indexed Notes, other than Currency Indexed Notes, the principal amount of which payable at Maturity and/or the interest thereon, or both, may be determined by reference to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or by other methods or formulae. Holders of Indexed Notes may receive a principal amount at Maturity that is greater than or less than the face amount of such Notes depending upon the fluctuation of the relative value, rate or price of the specified index. The Pricing Supplement relating to such an Indexed Note will describe, as applicable, the method by which the amount of interest payable and the amount of principal payable at the Maturity Date in respect of such Indexed Note will be determined, certain special tax consequences of the purchase, ownership or disposition to holders of such Notes, certain risks associated with an investment in such Notes and other information relating to such Notes. See "Risk Factors."

         PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN CURRENCY INDEXED OR OTHER INDEXED NOTES. SUCH AN INVESTMENT ENTAILS SIGNIFICANT RISKS THAT ARE NOT ASSOCIATED WITH A SIMILAR INVESTMENT IN A SECURITY THE PRINCIPAL AMOUNT OF WHICH PAYABLE AT MATURITY IS NOT DETERMINED BY CURRENCY EXCHANGE RATES OR SECURITIES OR COMMODITIES EXCHANGE INDICES OR OTHER INDICES AND IS NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO SUCH TRANSACTIONS.

         Unless otherwise specified in the applicable Pricing Supplement, (a) for the purpose of determining whether holders of the requisite principal amount of Notes outstanding under the Indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of Indexed Notes (including Currency Indexed Notes) will be deemed to be the face amount thereof and (b) in the event of an acceleration of the Maturity Date of an Indexed Note, the principal amount payable to the holder of such Note upon acceleration will be the principal amount determined by reference to the formula by which the principal amount of such Note would be determined on the Maturity Date thereof, as if the date of acceleration were the Maturity Date.

SUBSEQUENT INTEREST PERIODS

         The Pricing Supplement relating to each Note will indicate whether the Company has the option with respect to such Note to reset the interest rate, in the case of a Fixed Rate Note, or to reset the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, and, if so, the date or dates on which such interest rate or such Spread and/or Spread Multiplier, as the case may be, may be reset (each an "Optional Reset Date"). If the Company has such option with respect to any Note, the following procedures shall apply, unless modified as set forth in the applicable Pricing Supplement.

         The Company may exercise such option with respect to a Note by notifying the Trustee of such exercise at least 50 but not more than 60 days prior to an Optional Reset Date for such Note. Not later than 40 days prior to such Optional Reset Date, the Trustee will mail to the holder of such Note a notice (the "Reset Notice") setting forth (i) the election of the Company to reset the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, (ii) such new interest rate or such new Spread and/or Spread Multiplier, as the case may be and (iii) the provisions, if any, for redemption or repayment during the period from such Optional Reset Date to the next Optional Reset Date or, if there is no such next Optional Reset Date, to the Maturity Date of such Note (each such period a "Subsequent Interest Period"), including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during such Subsequent Interest Period. Upon the transmittal by the Trustee of a Reset Notice to the holder of a Note, such new interest rate or such new Spread and/or Spread Multiplier, as the case may be, shall take effect automatically, and, except as modified by the Reset Notice and as described in the next paragraph, such Note will have the same terms as prior to the transmittal of such Reset Notice.

         Notwithstanding the foregoing, not later than 20 days prior to an Optional Reset Date for a Note, the Company may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, provided for in the Reset Notice and establish an interest rate, in the case of a Fixed Rate Note, or a Spread and/or Spread Multiplier, in the case of a Floating Rate Note, that is higher than the interest rate, Spread and/or Spread Multiplier, as the case may be, provided for in the Reset Notice, for the Subsequent Interest Period commencing on such Optional Reset Date by causing the Trustee to transmit notice of such higher interest rate or higher Spread and/or Spread Multiplier, as the case may be, to the holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the interest rate or Spread and/or Spread Multiplier is reset on an Optional Reset Date and with respect to which the holders of such Notes have not tendered such Notes for repayment (or have validly revoked any such tender) pursuant to the next succeeding paragraph will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Subsequent Interest Period.

         If the Company elects to reset the interest rate or the Spread and/or Spread Multiplier of a Note as described above, the holder of such Note will have the option to elect repayment of such Note by the Company on any Optional Reset Date at a price equal to the aggregate principal amount thereof outstanding on, plus any accrued interest to, such Optional Reset Date. In order for a Note to be so repaid on an Optional Reset Date, the holder thereof must follow the procedures set forth below under "Redemption and Repayment" for optional repayment, except that the period for delivery of such Note or notification to the Trustee shall be at least 25 but not more than 35 days prior to such Optional Reset Date and except that a holder who has tendered a Note for repayment pursuant to a Reset Notice may, by written notice to the Trustee, revoke any such tender for repayment until the close of business on the tenth day prior to such Optional Reset Date.

EXTENSION OF MATURITY

         The Pricing Supplement relating to each Note (other than an Amortizing
Note) will indicate whether the Company has the option to extend the maturity of such Note for one or more periods of one or more whole years (each an "Extension Period") up to but not beyond the date (the "Final Maturity Date") set forth in such Pricing Supplement. If the Company has such option with respect to any Note (other than an Amortizing Note), the following procedures shall apply, unless modified as set forth in the applicable Pricing Supplement (which will contain complete details concerning such option by the Company to extend the maturity of a Note (other than an Amortizing Note)).

         The Company may exercise such option with respect to a Note by notifying the Trustee of such exercise at least 45 but not more than 60 days prior to the Maturity Date of such Note originally in effect prior to the exercise of such option (the "Original Maturity Date") or, if the Maturity Date of such Note has already been extended prior to the Maturity Date then in effect (an "Extended Maturity Date"). No later than 40 days prior to the Original Maturity Date or an Extended Maturity Date, as the case may be (each, a "Maturity Date"), the Trustee will mail to the holder of such Note a notice (the "Extension Notice") relating to such Extension Period, setting forth (i) the election of the Company to extend the Original Maturity Date, (ii) the new Maturity Date, (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread and/or Spread Multiplier applicable to the Extension Period and (iv) the provisions, if any, for redemption during the Extension Period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the Trustee of an Extension Notice to the holder of a Note, the Original Maturity Date shall be extended automatically as set forth in the Extension Notice, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms as prior to the mailing of such Extension Notice.

         Notwithstanding the foregoing, not later than 20 days prior to the Original Maturity Date for a Note, the Company may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, provided for in the Extension Notice and establish an interest rate, in the case of a Fixed Rate Note, or a Spread and/or Spread Multiplier, in the case of a Floating Rate Note, that is higher than the interest rate, Spread and/or Spread Multiplier, as the case may be, provided for in the Extension Notice for the Extension Period, by mailing or causing the Trustee to transmit notice of such higher interest rate or higher Spread and/or Spread Multiplier, as the case may be, to the holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the Maturity Date is extended and with respect to which the holders of such Notes have not tendered such Notes for repayment (or have validly revoked any such tender) pursuant to the next succeeding paragraph will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period.

         If the Company elects to extend the Maturity Date of a Note, the holder of such Note will have the option to elect repayment of such Note by the Company on the Original Maturity Date at a price equal to the principal amount thereof plus any accrued interest to such date. In order for a Note to be so repaid on the Original Maturity Date, the holder thereof must follow the procedures set forth below under "Redemption and Repayment" for optional repayment, except that the period for delivery of such Note or notification to the Trustee shall be at least 30 but not more than 35 days prior to the Original Maturity Date and except that a holder who has tendered a Note for repayment pursuant to an Extension Notice may, by written notice to the Trustee, revoke any such tender for repayment until the close of business on the tenth day prior to the Original Maturity Date.

REDEMPTION AND REPAYMENT

         Unless otherwise provided in the applicable Pricing Supplement, the Notes will not be redeemable prior to the Maturity Date at the option of the Company or repayable prior to the Maturity Date at the option of the holder. Unless otherwise specified in the applicable Pricing Supplement, the Notes, except for Amortizing Notes, will not be subject to any sinking fund.

         If applicable, the Pricing Supplement relating to each Note will indicate that the Note will be redeemable at the option of the Company or repayable at the option of the holder on a date or dates specified prior to its Maturity Date and, unless otherwise specified in such Pricing Supplement, at a price equal to 100% of the principal amount thereof, together with accrued interest to the date of redemption or repayment, unless such Note was issued with original issue discount, in which case the Pricing Supplement will specify the amount payable upon such redemption or repayment.

         The Company may redeem any of the Notes that are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice. Unless otherwise specified in the applicable Pricing Supplement, if less than all of the Notes with like tenor and terms are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

         Unless otherwise specified in the applicable Pricing Supplement, in order for a Note to be repaid at the option of the holder thereof, the Company must receive at least 30 days but not more than 45 days prior to the repayment date, the global Note with the form entitled "Option to Elect Repayment" duly completed. Exercise of the repayment option by the holder of a Note shall be irrevocable, except as otherwise provided under "Description of Notes-Subsequent Interest Periods" and "Description of Notes-Extensions of Maturity." With respect to the Notes, the Depositary's nominee is the holder of such Notes and therefore will be the only entity that can exercise a right to repayment. See "Description of Notes-Delivery and Form." In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular beneficial interest in a Note, the beneficial owner of such interest must instruct the broker or other direct or indirect participant through which it holds a beneficial interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary. Conveyance of notices and other communications by the Depositary to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the Notes will be governed by agreements among them, subject to any statutory or regulated requirements as may be in effect from time to time.

         If applicable, the Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with any such repurchase.

         The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held or resold or surrendered to the Trustee for cancellation.

                    IMPORTANT CURRENCY EXCHANGE INFORMATION

         Unless otherwise set forth in the applicable Pricing Supplement, each Purchaser of a Note is required to pay for such Note in the Specified Currency thereof in immediately available funds, and payments of principal of, premium, if any, and interest, if any, on, such Note will be made in the Specified Currency. Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies or currency units and vice versa and few banks offer non-U.S. dollar checking or savings account facilities in the United States. Accordingly, unless otherwise specified in a Pricing Supplement or unless alternative arrangements are made, payment of principal of, premium, if any, and interest, if any, on, Notes in a Specified Currency other than U.S. dollars will be made to an account at a bank outside the United States. See "Foreign Currency Risks." However, if requested by a prospective purchaser of Notes denominated in a Specified Currency other than U.S. dollars, the Agent soliciting the offer to purchase will use reasonable efforts to arrange for the conversion of U.S. dollars into such Specified Currency to enable the purchaser to pay for such Notes. Such request must be made on or before the third Business Day preceding the date of delivery of the Notes, or by such other date as is determined by such Agent. Each such conversion will be made by the relevant Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practice. All costs of any such exchange will be borne by the purchasers of the Notes.

OTHER/ADDITIONAL PROVISIONS; ADDENDUM

         Any provision with respect to the Notes, including the specification and determination of one or more Interest Rate Bases, the calculation of the interest rate applicable to a Floating Rate Note, the Interest Payment Dates, the Maturity Date or any other term relating thereto, may be modified and/or supplemented as specified under "Other/Additional Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof. Such provisions will be described in the applicable Pricing Supplement.

                         UNITED STATES FEDERAL TAXATION

GENERAL

         In the opinion of the Company's tax counsel, the following general summary describes all material United States Federal income tax consequences of the ownership and disposition of the Notes. This summary provides general information only and is directed solely to original holders purchasing Notes at the "issue price" (as defined below) and who hold the Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not purport to discuss all United States Federal income tax consequences that may be applicable to particular categories of investors that may be subject to special rules, such as banks, insurance companies, dealers in securities, persons holding Notes as a hedge against, or which are hedged against, a currency exchange or interest rate risk, or United States holders whose functional currency (as defined in Section 985 of the Code) is other than the U.S. dollar. In addition, the United States Federal income tax consequences of holding a particular Note will depend, in part, on the particular terms of such Note as set forth in the applicable Pricing Supplement. Finally, this summary does not discuss Original Issue Discount Notes which qualify as "applicable high-yield discount obligations" under Section 163(i) of the Code. Holders of Original Issue Discount Notes which are "applicable high-yield discount obligations" may be subject to special rules which will be set forth in an applicable Pricing Supplement. Holders are advised to consult their own tax advisors with regard to the application of the United States Federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign tax jurisdiction.

         This summary is based on the Code, United States Treasury Regulations (including proposed regulations and temporary regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions as of the date of this Prospectus. The authorities on which this summary is based are subject to change or differing interpretations, which could apply retroactively, so as to result in United States Federal income tax consequences different from those discussed below.

         For purposes of the following discussion, "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes
(i) a citizen or resident of the United States, (ii) a Company, partnership or other entity created or organized in, or under the laws of, the United States or any political subdivision thereof or (iii) an estate or trust whose income from sources without the United States is includable in gross income for United States Federal income tax purposes regardless of its source. The term also includes certain former citizens of the United States whose income and gain on the Notes will be taxable.

TAX CONSEQUENCES TO U.S. HOLDERS

PAYMENTS OF INTEREST

         Interest on a Note (whether denominated in U.S. dollars or in other than U.S. dollars) that is not an Original Issue Discount Note will generally be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or is received in accordance with the U.S. Holder's method of accounting for tax purposes.

         All payments of interest on a Note that matures one year or less from its date of issuance will be included in the stated redemption price at the maturity of the Note and will be taxed in the manner described below under "Original Issue Discount Notes".

         Special rules governing the treatment of interest paid with respect to Original Issue Discount Notes, including certain Floating Rate Notes, Foreign Currency Notes, Currency Indexed Notes and other Indexed Notes are described under "Original Issue Discount Notes", "Foreign Currency Notes" and "Currency Indexed Notes and Other Indexed Notes" below.

ORIGINAL ISSUE DISCOUNT NOTES

         The following summary is generally based upon the Treasury Regulations concerning the treatment of debt instruments issued with original issue discount (the "OID Regulations"). Under the OID Regulations, a Note that is issued for an amount less than its stated redemption price at maturity will generally be considered to have been issued at an original issue discount. The issue price of a Note is equal to the first price at which a substantial amount of such Notes is sold (excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters or wholesalers). The stated redemption price at maturity of a Note is generally equal to the sum of all payments to be made on such Note other than "qualified stated interest" payments. "Qualified stated interest" is defined as stated interest unconditionally payable (or that will be constructively received under Section 451 of the Code) in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate, a single qualified floating rate, or a single "objective rate," provided that the single rate appropriately takes into account the length of interval between payments.

         Under the OID Regulations, Variable Rate Notes are subject to special rules. Subject to certain exceptions, a variable rate of interest is a "qualified floating rate" if variations in the value of the rate can reasonably be expected to measure contemporaneous fluctuations in the cost of newly borrowed funds in the currency in which the Note is denominated. A variable rate will be considered a qualified floating rate if the variable rate equals (i) the product of an otherwise qualified floating rate and a fixed multiple (i.e., a Spread Multiplier) that is greater than zero but not more than 1.35 or (ii) an otherwise qualified floating rate (or the product described in clause (i)) plus or minus a fixed rate (i.e., a Spread). If the variable rate equals the product of an otherwise qualified floating rate and a single fixed multiplier greater than 1.35, however, such rate generally constitutes an "objective rate," described more fully below. A variable rate will not be considered a qualified floating rate if the variable rate is subject to a cap, floor, governor (i.e., a restriction on the amount of increase or decrease in the stated interest rate) or similar restriction that is reasonably expected as of the issue date to cause the yield on the Note to be significantly more or less than the expected yield determined without the restriction (other than a cap, floor or governor that is fixed throughout the term of the Note).

         Subject to certain exceptions, an "objective rate" is defined as a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on (i) one or more qualified floating rates, (ii) one or more rates where each rate would be a qualified floating rate for a Note denominated in a currency other than the currency in which the Note is denominated, (iii) the yield or changes in the price of one or more items of personal property (other than stock or debt of the Company or a related party) that is "actively traded," or (iv) a combination of the rates described in clauses (i), (ii) and (iii) of this sentence. A variable rate of interest on a Note will not be considered an objective rate if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term.

         If interest on a Note is stated at a fixed rate for an initial period of less than one year (e.g., an Initial Interest Rate) followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate. If a Floating Rate Note provides for two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. Two or more rates will be conclusively presumed to meet the requirements of the preceding sentences if the values of the applicable rates on the issue date are within 1/4 of 1 percent of each other. In addition, in order to be treated as qualified stated interest (rather than contingent payments, as discussed below), the qualified floating rate or objective rate in effect at a given time for a Note must be set at a value of that rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

         Special tax considerations (including possible original issue discount) may arise with respect to Notes which provide for interest at (i) more than one qualified floating rate, (ii) a single fixed rate and one or more qualified floating rates, or (iii) in certain cases a single fixed rate and a single objective rate. In the event Notes of this type are issued, the United States Federal income tax consequences to purchasers and holders thereof will be discussed in the applicable Pricing Supplement. Purchasers of such Notes should carefully examine the Pricing Supplement and should consult their tax advisors regarding the purchase, ownership and disposition of such Notes.

         Notwithstanding the general definition of original issue discount above, a Note will not be considered to have been issued with an original issue discount if the amount of such original issue discount is less than a DE MINIMIS amount equal to 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity (or, in the case of a Note providing for payments prior to maturity of amounts included in its stated redemption price at maturity, the weighted average maturity). Holders of Notes with a DE MINIMIS amount of original issue discount will include such original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on the Note.

         A U.S. Holder of an Original Issue Discount Note (other than certain U.S. Holders of Short-Term Original Issue Discount Notes, as defined below) will be required to include qualified stated interest in income at the time it is received or accrued in accordance with such U.S. Holder's method of accounting.

         A U.S. Holder of an Original Issue Discount Note that matures more than one year from its date of issuance will be required to include original issue discount in income as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income. The amount of original issue discount includable in income is equal to the sum of the "daily portions" of the original issue discount for each day during the taxable year on which the U.S. Holder held such Note. The "daily portion" is the original issue discount for the "accrual period" that is allocated ratably to each day in the accrual period. The original issue discount for an accrual period is equal to the excess, if any, of
(a) the product of the "adjusted issue price" of an Original Issue Discount Note at the beginning of such accrual period and its "yield to maturity" over (b) the amount of any qualified stated interest allocable to the accrual period. The "accrual period" is the interval (not to exceed one year) that ends no later than the date of any scheduled payment of principal or interest. The Company will specify the accrual period it intends to use in the applicable Pricing Supplement but a U.S. Holder is not required to use the same accrual period for purposes of determining the amount of original issue discount includable in its income for a taxable year. The adjusted issue price of a Note at the beginning of an accrual period is equal to the issue price of such Note, increased by the aggregate amount of original issue discount with respect to such Note that accrued in prior accrual periods, and reduced by the amount of any payment on the Note in prior accrual periods of amounts other than a payment of qualified stated interest. Under these rules, U.S. Holder's generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

         Under the OID Regulations, a U.S. Holder may make an election (the "Constant Yield Election") to include in gross income its entire return on a Note (i.e., the excess of all remaining payments to be received on the Note over the amount paid for the Note by such Holder) in accordance with a constant yield method based on the compounding of interest. Special rules apply to elections made with respect to Notes with amortizable bond premium or market discount and U.S. Holders considering such an election should consult their own tax advisor.

         In general, a cash method U.S. Holder of an Original Issue Discount Note that matures one year or less from its date of issuance (a "Short-Term Original Issue Discount Note") is not required to accrue original issue discount on such Note for United States Federal income tax purposes unless it elects to do so. U.S. Holders who make such an election, U.S. Holders who report income for United States Federal income tax purposes on the accrual method and certain other U.S. Holders, including banks and dealers in securities, are required to include original issue discount in income on such Short-Term Original Issue Discount Notes as it accrues on a straight-line basis, unless an election is made to use the constant yield method (based on a daily compounding). In the case of a U.S. Holder who is not required and does not elect to include original issue discount in income currently, any gain realized on the sale, exchange or redemption of the Short-Term Original Issue Discount Note will be ordinary income to the extent of the original issue discount accrued. In addition, such U.S. Holder will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry Short-Term Original Issue Discount Notes in an amount not exceeding the deferred interest income, until such deferred interest income is recognized.

         Certain Notes may be redeemable at the option of the Company prior to the Maturity Date, or repayable at the option of the U.S. Holder prior to the Maturity Date. Notes containing such features may be subject to rules that differ from the general rules discussed above. U.S. Holders intending to purchase Notes with any such features should carefully examine the applicable Pricing Supplement and should consult with their own tax advisors with respect to such features, since the tax consequences with respect to original issue discount will depend, in part, on the particular terms and the particular features of the purchased Note.

MARKET DISCOUNT AND PREMIUM

         If a U.S. Holder purchases a Note for an amount less than its stated redemption price at maturity, or in the case of an Original Issue Discount Note, its adjusted issue price, the amount of the difference will be treated as "market discount," unless such excess is less than a specified DE MINIMIS amount.

         In general, market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the Holder elects (on a Note by Note basis) to accrue on the basis of a constant interest rate. Any gain recognized on the retirement or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. Alternatively, a Holder may elect to include market discount in income currently as it accrued (on either a ratable or constant interest rate basis). Such election shall apply to all debt instruments with market discount acquired by the electing Holder during that taxable year and all subsequent years. Absent such an election, a Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such Note until the maturity or disposition of such Note.

                  If a U.S. Holder purchases a Note for an amount that is greater than the stated redemption price at maturity, such Holder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess, and generally will not be required to include any original issue discount in income. A U.S. Holder may elect (in accordance with applicable Code provisions) to amortize such premium, using a constant yield method, over the remaining term of the Note (where such Note is not callable prior to its maturity date). If such Note may be called prior to maturity after the U.S. Holder has acquired it, the amount of amortizable bond premium is determined with reference to either the amount payable on maturity or, if it results in a smaller premium, attributable to the period through the earlier call date with reference to the amount payable on the earlier call date. A U.S. Holder who elects to amortize bond premium must reduce his tax basis in the Note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the Internal Revenue Service.

         An Original Issue Discount Note purchased for an amount that is greater than its adjusted issue price, but less than or equal to the sum of all amounts payable on the Note (other than qualified stated interest), will be considered to have been purchased at an "acquisition premium." A U.S. Holder will reduce the amount of original issue discount which such Holder includes in income for any taxable year by the fraction, the numerator of which is the excess of the cost of the Note over its adjusted issue price and denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date (other than qualified stated interest) over the adjusted issue price.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

         Upon the sale, exchange or redemption of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or redemption (except to the extent such amount is attributable to accrued and unpaid interest) and the U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note will generally be the U.S. dollar cost of the Note to such U.S. Holder, increased by the amount of any original issue discount previously included in income by the U.S. Holder with respect to such Note and reduced by any amortized premium and any principal payments received by the U.S. Holder and, in the case of an Original Issue Discount Note, by the amounts of any other payments that do not constitute qualified stated interest.

         In general, gain or loss realized on the sale, exchange or redemption of a Note will be capital gain or loss (except in the case of a Short-Term Original Issue Discount Note, to the extent of any original issue discount not previously included in such U.S. Holder's taxable income), and will be long-term capital gain or loss if at the time of sale, exchange or redemption, the Note has been held for more than one year. Under current law, the excess of net long-term net capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

SUBSEQUENT INTEREST PERIODS AND EXTENSIONS OF MATURITY

         If so specified in the applicable Pricing Supplement relating to a Note, the Company may have the option (a) to reset the interest rate, in the case of a Fixed Rate Note, or to reset the Spread and/or the Spread Multiplier, in the case of a Floating Rate Note and/or (b) to extend the Maturity of such Note. See "Description of Notes---Subsequent Interest Periods" and "Description of Notes--- Extension of Maturity." These type of Notes may be subject to special rules for determining interest income or gain or loss. A description of the United States Federal income tax consequences to a U.S. Holder of these Notes will be contained in the applicable Pricing Supplement.

FOREIGN CURRENCY NOTES

         The United States Federal income tax consequences to a U.S. Holder of the ownership and disposition of Notes that are denominated in, or provide for payments determined by reference to, a currency or currency unit other than the United States dollar ("Foreign Currency Notes") will be summarized in the applicable Pricing Supplement.

NOTES LINKED TO COMMODITIES, SECURITIES, INDEXES OR OTHER FACTORS

         The United States Federal income tax consequences to a U.S. Holder of the ownership and disposition of Notes that have principal or interest determined by reference to one or more specified commodity prices, securities, equity or commodity indices or other factors will vary depending on the exact terms of the Notes and related factors. Notes containing any of such features may be subject to rules that differ from the general rules discussed above. U.S. Holders intending to purchase such Notes should refer to the discussion relating to taxation in the applicable Pricing Supplement.

NOTES SUBJECT TO CONTINGENCIES

         The Treasury has proposed new regulations concerning the proper treatment of contingent payment debt instruments. The proposed effective date of the regulations is 60 days after the date the regulations are finalized. Notes containing contingent payments may be subject to rules that differ from those described above, or presently proposed in the proposed regulations. A description of the proposed treatment of contingent Notes will be summarized in the applicable Pricing Supplement.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest (including original issue discount) on a Note, and to payments of proceeds of the sale or redemption of a Note, to certain non-corporate U.S. Holders. The Company, its agent, a broker, the relevant Trustee or any paying agent, as the case may be, will be required to withhold from any payment a tax equal to 31 percent of such payment if the U.S. Holder fails to furnish or certify his correct taxpayer identification number (social security number or employer identification number) to the payor in the manner required, fails to certify that such U.S. Holder is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, U.S. corporations and persons who are not U.S. persons) are not subject to the backup withholding and reporting requirements. Any amounts withheld under the backup withholding rules from a payment to a holder may be credited against such holder's United States Federal income tax and may entitle such holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

         THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                         CERTAIN COVENANTS AS TO LIENS

         The only financial covenant applicable to the Notes is that described below. That covenant requires that the Notes be equally and ratably secured in the circumstances described therein but has no special application merely by virtue of the occurrence of any transaction or series of transactions resulting in material changes in the Company's debt-to-equity ratio.

         The Company will covenant in the Notes that so long as any of the Notes remain outstanding, it will not pledge or otherwise subject to any lien any of its property or assets unless the Notes are secured by such pledge or lien equally and ratably with any and all other obligations and indebtedness secured thereby so long as any such other obligations and indebtedness shall be so secured. Such covenant does not apply to:

         (a) the pledge of any assets to secure any financing by the Company of the exporting of goods to or between, or the marketing thereof in, foreign countries (other than Canada), in connection with which the Company reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as to the basis for the issuance of bankers' acceptances or in aid of other similar borrowing arrangements;

         (b) the pledge of receivables payable in foreign currencies (other than Canadian dollars) to secure borrowings in foreign countries (other than Canada);

         (c) any deposit of assets of the Company with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by the Company from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against the Company;

         (d) any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within 60 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof; and

         (e) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the foregoing (a) to (d) inclusive of this paragraph; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property). (Section 12.01 of the Indenture.)

                         MODIFICATION OF THE INDENTURE

         The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66-2/3% in aggregate principal amount of the Notes at the time outstanding under the Indenture, to modify the Indenture or any supplemental indenture or the rights of the holders of the Notes; provided that no such modification shall (i) change the fixed maturity of any such Note, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each such Note so affected or (ii) reduce the aforesaid percentage of Notes of any series outstanding under the Indenture, the consent of the holders of which is required for any such modification, without the consent of the holders of all Notes then outstanding under the Indenture. (Section 10.02 of the Indenture.)

                               EVENTS OF DEFAULT

         An Event of Default with respect to the Notes is defined in the Indenture as being: (a) default in payment of any principal of, or premium, if any, on, the Notes; (b) default for 30 days in payment of any interest on any of the Notes; (c) default for 30 days after notice in performance of any other covenant in the Indenture; or (d) certain events of bankruptcy, insolvency or reorganization. (Section 6.01 of the Indenture.)

         In case an Event of Default shall occur and be continuing with respect to the Notes, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal amount of the Notes to be due and payable. Any Event of Default with respect to the Notes may be waived by the holders of a majority in aggregate principal amount of the outstanding Notes except in a case of failure to pay principal of or interest on such Notes for which payment had not been subsequently made. (Section 6.06 of the Indenture). The Company is required to file with the Trustee annually a certificate as to the absence of certain defaults under the terms of the Indenture. (Section 11.04 of the Indenture.)

         Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Noteholders, unless such Noteholders shall have offered to the Trustee reasonable indemnity or security. (Sections 7.01 and 7.02) of the Indenture.)

         Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in principal amount of the Notes at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. (Section
6.06 of the Indenture.)

                             CONCERNING THE TRUSTEE

         Citibank, N.A. is the Trustee under the Indenture. Citibank, N.A. acts as depository for funds of, makes loans to, acts as trustee and performs certain other services for, the Company and certain of its affiliates in the normal course of its business. It is also one of the investment managers of the pension trust funds established by General Motors Corporation. As trustee of various trusts, it has purchased securities of the Company and certain of its affiliates.

                          CONCERNING THE PAYING AGENTS

         The Company shall maintain one or more Paying Agents for the payment of the principal of, premium, if any, and interest, if any, on, the Notes. Section
4.02 of the Indenture.) The Company has initially appointed Citibank, N.A. as the Company's Paying Agent for the Notes.

                              PLAN OF DISTRIBUTION

         Under the terms of Selling Agent Agreements, each dated as of October ___, 1995, the Notes are offered on a continuing basis by the Company through Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Brothers Inc, Morgan Stanley & Co. Incorporated, Lehman Brothers, Lehman Brothers Inc., J. P. Morgan Securities Inc., Bear, Stearns & Co. Inc. and UBS Securities Inc., who have agreed to use their reasonable best efforts to solicit purchases of the Notes. The Company may appoint additional Agents to solicit sales of the Notes; provided, however, that any such solicitation and sale of the Notes shall be on the same terms and conditions to which the Agents have agreed. In addition, the Company may arrange for the Notes to be sold through other agents, dealers or underwriters. The Company may sell Notes directly to investors on its own behalf. The Company will pay each Agent a commission in the form of a discount ranging from .05% to .60% of the initial offering price of each Note sold through such Agent, depending upon the Maturity Date thereof. No commission will be payable to the Agents on Notes sold directly to purchasers by the Company. The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part, whether placed directly with the Company or through an Agent. Each Agent will have the right, in its discretion reasonably exercised, to reject any proposed purchase of Notes in whole or in part. The Company reserves the right to withdraw, cancel or modify the offer without notice.

         The Company may also sell Notes to an Agent as principal for its own account at a discount equal to the commission applicable to any agency sale of a Note of identical maturity, unless otherwise specified in the applicable Pricing Supplement. Such Notes may be resold to one or more investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the Agent or, if so specified in an applicable Pricing Supplement, for resale at a fixed public offering price. In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not, during the distribution of the Notes, be in excess of the discount to be received by such Agent from the Company. After the initial public offering of Notes to be resold by an Agent to investors and other purchasers, the public offering price (in the case of Notes to be resold at a fixed public offering price), concession and discount may be changed.

         Each Agent may be deemed to be an "underwriter" within the meaning of the Securities Act. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.

         No Note will have an established trading market when issued. The Company does not intend to apply for the listing of the Notes on any securities exchange, but has been advised by the Agents that the Agents intend to make a market in the Notes as permitted by applicable laws and regulations. The Agents are not obligated to do so, however, and the Agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for any Notes.

         Unless other specified in the applicable Pricing Supplement, the minimum maturity of Notes denominated in Yen shall be one year and the minimum denomination for Notes denominated in Yen shall be Yen 1,000,000.

         No Notes denominated in Yen shall be sold without the specific approval of the Japanese Ministry of Finance, except for single currency
Notes repayable at their non-variable principal or redemption amount and bearing interest at a fixed rate or by reference to Yen LIBOR (plus or minus a margin) and structured Notes, such as Nikkei-linked and DAX-linked issues, in each case which are already permittedby the Japanese Ministry of Finance.
                               ------------------

          John G. Smale and Dennis  Weatherstone,  directors  of J. P.
Morgan & Co. Incorporated, of which J. P.Morgan Securities Inc. is an indirect, wholly-owned subsidiary, are directors of General Motors Corporation. In addition, John G. Smale is Chairman of the Board of General Motors Corporation. In the ordinary course of their respective businesses, affiliates of the Agents have engaged, and will in the future engage, in commercial banking and investment banking transactions with the Company and certain of its affiliates.

                                 LEGAL OPINIONS

         The validity of the Notes offered hereby will be passed upon for the Company by Martin I. Darvick, Esq., Assistant General Counsel of the Company, and for the Agents by Davis Polk & Wardwell. Mr. Darvick owns shares and holds options to purchase shares of General Motors Corporation $1-2/3 par value common stock. Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of the Board of Directors of General Motors Corporation and has acted as counsel to the Company and certain of its affiliates in various matters.

                                    EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, Detroit, Michigan 48243, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon such report given upon the authority of Deloitte & Touche LLP as experts in accounting and auditing.

                            GMAC FINANCIAL SERVICES

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses to be incurred in connection with the offering described in the Registration Statement:

     Securities and Exchange Commission registration fee.....       $1,788,695
     Blue Sky filing and counsel fees........................           25,000
     Fees and expenses of Trustee............................            5,000
     Printing and engraving Notes............................            5,000
     Printing Registration Statement, Prospectus
         and other documents...............................             40,000
     Accountants' fees .....................................            15,000
      Rating Agencies' fees ................................           150,000
     Miscellaneous expenses................................            471,305
                                                                      --------
         Total..............................................        $2,500,000
                                                                    ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under sections 7015 and 7018-7023 of the New York Banking Law the
Company may or shall, subject to various exceptions and limitations, indemnify its directors or officers and may purchase and maintain insurance as follows:

         a. If a director or officer is made or threatened to be a party to an action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of some other enterprise (including, without limitation, an employee benefit plan), the Company may indemnify him against amounts paid in settlement and reasonable expenses, including attorney's fees, incurred in the defense or settlement of such action or an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in (or, in the case of service for any other enterprise, not opposed to) the best interests of the Company, except that no indemnification is available under such statutory provisions in respect of a threatened action or a pending action which is settled or otherwise disposed of, or any claim or issue or matter as to which such person is found liable to the Company, unless in each such case a court determines that such person is fairly and reasonably entitled to indemnity for such amount as the court deems proper.

         b. With respect to any action or proceeding other than one by or in the right of the Company to procure a judgment in its favor, if a director or officer is made or threatened to be made a party by reason of the fact that he was a director or officer of the Company, or served some other enterprise (including, without limitation, an employee benefit plan) at the request of the Company, the Company may indemnify him against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, incurred as a result of such action or proceeding or an appeal therein, if he acted in good faith for a purpose which he reasonably believed to be in (or, in the case of service for any other enterprise, not opposed to) the best interests of the Company and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

         c. A director or officer who has been wholly successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in paragraphs a. or b. above, shall be entitled to indemnification as authorized in such paragraphs.

         d. The Company may purchase and maintain insurance to indemnify directors and officers in instances in which they may not otherwise be indemnified by the Company under the provisions of the Banking Law, provided that the contract of insurance provides for a retention amount and for co-insurance, except that no such insurance may provide for any payment, other than cost of defense, to or on behalf of any director or officer if a judgment or other final adjudication adverse to such director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

         The foregoing statement is subject to the detailed provisions of sections 7015 and 7018-7023 of the New York Banking Law.

         As a subsidiary of General Motors Corporation, the Company is insured against liabilities which it may incur by reason of the foregoing provisions of the New York Banking Law and directors and officers of the Company are insured against some liabilities which might arise out of their employment and not be subject to indemnification under said Banking Law.

         Pursuant to resolutions adopted by the Board of Directors of General Motors Corporation, that company to the fullest extent permissible under law will indemnify, and has purchased insurance on behalf of, directors or officers of the Company, or any of them, who incur or are threatened with personal liability, including expenses, under the Employee Retirement Income Security Act of 1974 or any amendatory or comparable legislation or regulation thereunder.

ITEM 16.  EXHIBITS.

1.           Form of Selling Agent Agreement.

*4. Indenture, dated as of December 1, 1993, between the Company and Citibank, N.A., Trustee.

*4(a)(1)     Form of Medium-Term Note (Semi-Annual) in global form included in
             Exhibit 4.

*4(a)(2)     Form of Medium-Term Note (Annual) in global form included in
             Exhibit 4.

5 Opinion and Consent of Martin I. Darvick, Esq., Assistant General Counsel of the Company.

8            Opinion and consent of tax counsel.

12           Calculation of Ratio of Earnings to Fixed Charges.

23(a)        Consent of Deloitte & Touche LLP.

23(b)        Consent of Counsel included in Exhibit 5.

25 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Citibank, N.A.

99 Underwriter representations of compliance with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended.

*Incorporated by reference from Registration No. 33-51381 dated
 December 9, 1993.

ITEM 17.  UNDERTAKINGS.
The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors and officers of the Company pursuant to the provisions discussed in Item 15 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director or officer of the Company in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933,the registrant, General Motors Acceptance Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, and State of Michigan, on the 17th day of October, 1995.

                          GENERAL MOTORS ACCEPTANCE CORPORATION

                          s/    J. Michael Losh
                          ----------------------------------------
                          (J. Michael Losh, Chairman of the Board)


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on October 17, 1995 by the following persons in the capacities indicated.

         SIGNATURE                                  TITLE


s/ J. Michael Losh
-------------------------
(J. Michael Losh)                                 Chairman of
                                                  the Board
                                                  and Director


s/ John R. Rines
-------------------------
(John R. Rines)                                  President and
                                                 Director


s/ John D. Finnegan
-------------------------
(John D. Finnegan)                               Executive Vice President
                                                 and Director
                                                 (Chief Financial Officer)

s/ Gerald E. Gross
-------------------------                        Comptroller
(Gerald E. Gross)                                (Chief Accounting Officer)


s/ Richard J. S. Clout
-------------------------                        Executive Vice
(Richard J. S. Clout)                            President and Director
s/ John E. Gibson
-------------------------                        Executive Vice
(John E. Gibson)                                 President and Director

s/ Leon J. Krain
-----------------------                          Director
(Leon J. Krain)


s/ Heidi Kunz
-------------------------                        Director
(Heidi Kunz)


s/ Harry J. Pearce
-------------------------                        Director
(Harry J. Pearce)


s/ W. Allen Reed
-------------------------                        Director
(W. Allen Reed)


s/ John F. Smith, Jr.
-------------------------                        Director
(John F. Smith, Jr.)


s/ Ronald L. Zarrella
-------------------------                        Director
(Ronald L. Zarrella)

                                 EXHIBIT INDEX



EXHIBIT                                                                 PAGE NO.

    1      Form of Selling Agent Agreement...............................


   *4      Indenture, dated  as of December 1, 1993, between
           the Company and Citibank, N.A., Trustee.................
 4(a)(1)   Form of Medium-Term Note (Semi-Annual) in global form
           included in Exhibit 4...................................

*4(a)(2)   Form of Medium-Term Note (Annual) in global form
           included in Exhibit 4...................................

    5      Opinion and Consent of Martin I. Darvick, Esq.,
           Assistant General Counsel of the Company................

    8      Opinion and Consent of Tax Counsel......................

   12      Calculation of Ratio of Earnings to Fixed Charges.......

  23(a)    Consent of Deloitte & Touche LLP. ......................

  23(b)    Consent of Counsel included in Exhibit 5................

   25 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Citibank, N.A..

   99      Underwriter representations of compliance with Rule
           15c2-8 under the Securities Exchange Act of 1934,
           as amended..............................................

*  Incorporated by reference from Registration No. 33-51381 dated
   December 9, 1993.